Exhibit 3.33

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SUSSER PETROLEUM COMPANY, LP

This Certificate of Amendment to the Certificate of Limited Partnership of Susser Petroleum Company, LP (the “Partnership”) is executed and filed pursuant to the provisions of Section 2.02 of the Texas Revised Limited Partnership Act. The undersigned DOES HEREBY CERTIFY as follows:

1. The name of the limited partnership is Susser Petroleum Company, LP.

2. The Certificate of Limited Partnership of the Partnership is hereby amended to reflect the withdrawal of Susser Management Company as the general partner of the partnership and the admission of Susser Petroleum Management Company, LLC as the new general partner of the Partnership, by deleting Section (5) of the Certificate of Limited Partnership of the Partnership in its entirety and replacing it with the following:

“(5) The Partners: The name of the General Partner and its street and mailing address are:

Susser Petroleum Management Company, LLC

4433 Baldwin Blvd.

Corpus Christi, Texas 78408”

3. This amendment to the Certificate of Limited Partnership of the Partnership is to be effective upon, filing with the Secretary of State of Texas.

IN WITNESS WHEREOF, the General Partner has executed this Certificate of Amendment to Certificate of Limited Partnership of the Partnership as of the 7th day of July, 2000.

SUSSER PETROLEUM MANAGEMENT COMPANY, LLC

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President